EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	NEWPORT BEACH RENO SAN DIEGO SACRAMENTO SAN FRANCISCO SANTA BARBARA SANTA MONICA

May 9, 2014

The Board of Directors

First Foundation Inc.

18101 Von Karman Avenue, Suite 700

Irvine, California 92612

Re:	Sale and issuance of shares of First Foundation Inc. Common Stock being Registered on Form S-1 pursuant to the Securities Act of 1933, as amended

Ladies and Gentlemen:

We are acting as counsel to First Foundation, Inc., a California corporation (the “Company”), and have been requested to render an opinion, in connection with the registration of 2,555,555 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which include up to 333,333 Shares for an over-allotment option, pursuant to a Registration Statement (Registration No. 333-195392) on Form S-1, as amended (the “Registration Statement”), which the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). We have been informed that the Shares are to be sold to the public, as described in the Registration Statement, pursuant to an underwriting agreement substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters named therein.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company and public officials.

For purposes of this opinion, we have assumed that, prior to the issuance of any of the Shares, the Registration Statement will have become effective under the Securities Act. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold against payment therefor in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. This opinion is limited solely to the corporate law of the State of California. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ STRADLING YOCCA CARLSON & RAUTH, P.C.